EXHIBIT 99.14

FOR FURTHER INFORMATION:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES SECOND QUARTER 2003 RESULTS

LAFAYETTE, CA – July 21, 2003, Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the second quarter ended June 30, 2003.  Funds from operations (FFO) per share was $0.75, unchanged when compared with the same period in 2002.  Diluted earnings per share were $0.44, a decrease of $0.16 or 27% when compared with the same period in 2002.

Financial Results

FFO for the second quarter of 2003 of $12,297,000 was essentially flat when compared to $12,432,000 for the same period in 2002.  FFO for the first six months of 2003 was $24,878,000 or $1.52 per share compared to $24,907,000 or $1.50 per share for the same period in 2002.  This represents an increase of 1.3% in FFO per share.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance.  FFO generally is defined by the National Association of Real Estate Investment Trust as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America), excluding extraordinary items such as gains (losses) from debt restructurings and sales of property, plus depreciation and amortization of assets related to real estate activities, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of FFO to net income, which is the most directly comparable GAAP measure, is included in the financial data accompanying this press release.

Excluding the gain on sale of operating properties, net income per diluted share was $0.44 for the second quarter of 2003, a decrease of $0.06 or 12% over the same period in 2002.  Excluding the gain on sale of operating properties, net income per diluted share was $0.91 for the first six months of 2003, a decrease of $0.09 or 9% over the same period in 2002.

In addition, net income in 2003 reflects the following items:

•

      Effective July 1, 2002, we hired Bedford Acquisitions Inc.'s personnel.  This resulted in the increases in general and administrative expenses of $199,000 and $904,000 for the three and six months ended June 30, 2003, respectively.

•

      Beginning January 1, 2003, we adopted SFAS 148 on a modified prospective basis,

expensing the fair value of all options granted subsequent to December 15, 1994 that remained unvested at January 1, 2003.  The impact of adopting SFAS 148 was an increase in compensation expense of $43,000 and $97,000 in the three and six months ended June 30, 2003, respectively.  Under the modified prospective basis, prior quarters are not restated.

•

      The adoption of SFAS 141, which requires the purchase price allocation and amortization of the origination value and fair market value of acquired leases associated with properties acquired after July 1, 2001, decreased revenue by $54,000 and $108,000 for the three months and six months ended June 30, 2003, respectively.  We had no acquisitions from July 2001 through June 2002, and therefore, net income was not impacted by SFAS 141 in the first six months of 2002.

Property Operations

As of June 30, 2003, our operating portfolio occupancy was 95%, unchanged from March 31, 2003, and an increase of one percentage point from June 30, 2002.  During the quarter, we renewed and released 23 of 27 leases expiring, a total of 166,359 square feet, and 85% of the expiring footage.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 9.4%, due to the renewal of a 44,216 square foot lease in Denver at a 24.1% decrease in rental rate.  If this transaction were removed, the average change in rental rates (on a cash basis) would remain flat (0.1% increase).

Property Disposition and Acquisition

No acquisition or sale was completed during the second quarter of 2003.

Stock Repurchase

From January 1, 2003 through June 30, 2003, we repurchased 106,929 shares at an average cost of $25.85 per share.  Since the inception of the repurchase program in November 1998, we have repurchased a total of 7,641,451 shares at an average cost of $18.36 per share, which represents 34% of the shares outstanding at November 1998.

In January 2002, our board of directors increased the maximum size of the share repurchase program from 8 million to 10 million shares.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  Currently we own and manage approximately 7.2 million square feet of commercial space located in California, Arizona, Seattle, Colorado and Nevada. As of June 30, 2003 we had 435 tenants.

We are traded on the New York Stock Exchange and Pacific Exchange under the symbol “BED” and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our  quarterly conference call on Tuesday, July 22, 2003 at 8:00 a.m. PDT.  To participate, callers may dial (800) 305-1078 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (888) 266-2081 (Passcode #188323).

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

BALANCE SHEETS

AS OF JUNE 30, 2003 AND DECEMBER 31, 2002

(Unaudited; in thousands, except share and per share amounts)

	2003	2002

Assets:

Real estate investments:
Industrial buildings	$376,049	$372,105
Office buildings	338,822	336,472
Properties under development	-	2,864
Land held for development	13,882	13,747
	728,753	725,188
Less accumulated depreciation	71,314	62,562
Total real estate investments	657,439	662,626

Cash and cash equivalents	5,264	3,727
Other assets	26,844	27,978

	$689,547	$694,331

Liabilities and Stockholders’ Equity:

Bank loans payable	$ 98,376	$124,681
Mortgage loans payable	286,941	259,496
Accounts payable and accrued expenses	5,262	10,173
Dividends payable	8,282	8,222
Other liabilities	14,685	15,702

Total liabilities	413,546	418,274

Stockholders’ equity: Common stock, par value $0.02 per share; authorized 50,000,000 shares; issued and outstanding 16,564,605
shares in 2003 and 16,443,664 shares in 2002	331	329
Additional paid-in capital	297,122	293,864
Deferred stock compensation	(6,349)	(4,622)
Accumulated dividends in excess of net income	(15,103)	(13,514)

Total stockholders’ equity	276,001	276,057

	$689,547	$694,331

BEDFORD PROPERTY INVESTORS, INC.

STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(Unaudited; in thousands, except share and per share amounts)

Three Months	Six Months
	2003	2002	2003	2002
Property operations:
Rental income	$ 26,508	$ 24,323	$ 53,461	$ 48,127
Rental expenses:
Operating expenses	4,867	4,147	9,443	8,105
Real estate taxes	2,690	2,260	5,369	4,345
Depreciation and amortization	4,995	4,077	9,904	7,828

Income from property operations	13,956	13,839	28,745	27,849

General and administrative expenses	(1,251)	(1,052)	(2,935)	(2,031)
Interest income	33	49	72	85
Interest expense	(5,436)	(4,844)	(10,908)	(9,769)

Income from continuing operations	7,302	7,992	14,974	16,134

Discontinued operations:
Income from operating properties sold, net	-	267	-	500
Gain on sale of operating properties	-	1,798	-	1,798

Income from discontinued operations	-	2,065	-	2,298

Net income	$ 7,302	$ 10,057	$ 14,974	$ 18,432

Earnings per share - basic:
Income from continuing operations	$ 0.45	$ 0.49	$ 0.93	$ 1.00
Income from discontinued operations	-	0.13	-	0.14
Earnings per share – basic	$ 0.45	$ 0.62	$ 0.93	$ 1.14

Weighted average number of shares – basic	16,126,098	16,249,105	16,102,628	16,223,388

Earnings per share - diluted:
Income from continuing operations	$ 0.44	$ 0.48	$ 0.91	$ 0.97
Income from discontinued operations	-	0.12	-	0.14
Earnings per share – diluted	$ 0.44	$ 0.60	$ 0.91	$ 1.11

Weighted average number of shares – diluted	16,423,089	16,637,353	16,412,916	16,605,650

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

 (Unaudited; in thousands, except share and per share amounts)

Three Months	Six Months
	2003	2002	2003	2002

Net income	$ 7,302	$ 10,057	$ 14,974	$ 18,432
Adjustments:
Depreciation and amortization:
Continuing operations	4,995	4,077	9,904	7,828
Discontinued operations	-	96	-	445
Gain on sale of operating properties	-	(1,798)	-	(1,798)

Funds from Operations (FFO) (1)	$ 12,297	$ 12,432	$ 24,878	$ 24,907

FFO per share – diluted	$ 0.75	$ 0.75	$ 1.52	$ 1.50

Weighted average number of shares - diluted	16,423,089	16,637,353	16,412,916	16,605,650

(1)   Our management considers FFO to be one measure of the performance of an equity real estate investment trust

(REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of REITs.  FFO generally is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America), excluding extraordinary items such as gains (losses) from debt restructurings and sales of property, plus depreciation and amortization of assets related to real estate activities, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with accounting principles generally accepted in the United States of America; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Further, FFO as disclosed by other REITs may not be comparable to our presentation.